Exhibit 10.4
Execution Copy
SYNDICATION AGREEMENT
     THIS SYNDICATION AGREEMENT (“Agreement”) entered into as of this 29th day of April 2010 by and between Greenbrier Leasing Company LLC, an Oregon limited liability company (“Greenbrier Leasing”) and WLR-Greenbrier Rail Inc., a Delaware corporation, its successor and assigns (“WL Ross”).
     WHEREAS, WL Ross owns 100% of the membership interests of WL Ross — Greenbrier Rail Holdings I LLC, a Delaware limited liability company (“Holdings”);
     WHEREAS, WL Ross desires to sell an interest in the membership interests in WL Ross Greenbrier Holdings owned by WL Ross (the “Interest”);
     WHEREAS, Greenbrier Leasing intends to identify, recommend and introduce to WL Ross one or more purchasers of the Interest and is prepared to provide other general transaction services related to such sales; and
     WHEREAS, WL Ross desires to engage the services and compensate Greenbrier Leasing on the terms and conditions outlined in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:
1.	Definitions. The term “Transaction” shall mean each sale of an Interest or, alternatively, newly issued membership interest of Holdings, to one or more entities introduced to WL Ross by Greenbrier Leasing.

2.	Offering Process. Subject to the terms and conditions of this Agreement, WL Ross retains Greenbrier Leasing as its exclusive agent during the term of this Agreement with respect to Transactions. Greenbrier Leasing agrees to provide services to WL Ross in connection with this Agreement as may reasonably be requested by WL Ross from time to time, including, but not limited to:
a.	familiarizing itself with the proposed and/or historic business, operations, properties, financial condition and prospects of Holdings and its subsidiaries;

b.	providing a general transaction overview and timeline;

c.	assisting WL Ross in identifying and evaluating potential purchasers of the Interest;

d.	analyzing and recommending an appropriate sale structure for the Interest;

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e.	recommending third party appraisers, if applicable, for the Interest;

f.	providing economic analysis regarding any sale of the Interest;

g.	identifying and recommending qualified institutional buyers of the Interest;

h.	assisting in Transaction negotiations;

i.	reviewing and advising WL Ross in preparing the documentation to be used in connection with the Transactions, including, to the extent legally required, any disclosure documents, due diligence materials and other supporting documents;

j.	organizing closings of any Transaction; and

k.	providing post-closing financial analysis.
2.	Staffing. Greenbrier Leasing shall maintain in its employ, or otherwise have available to it through affiliates or otherwise, personnel in its judgment sufficient in number and adequate in ability to perform all services that Greenbrier Leasing is required to perform under this Agreement.

3.	Representations, Warranties and Covenants. In connection with any Transaction, the parties shall provide to each other mutual representations and warranties, indemnities, and such other further agreements as may be reasonably agreed.

4.	Covenants. The parties agree that the performance of their obligations under this Agreement shall be in compliance with all applicable laws.

5.	Payment of Compensation. In the event that WL Ross enters into one or more Transactions during the term of this Agreement or within 12 months following its termination, WL Ross shall pay Greenbrier Leasing as compensation for services under this Agreement a fee customary in the industry to be mutually agreed upon by the parties. WLR shall also pay, or at Greenbrier Leasing’s option reimburse, Greenbrier Leasing, for all reasonable out-of-pocket fees and expenses incurred by Greenbrier Leasing in connection with Greenbrier Leasing’s obligations hereunder, in each case, provided that such out-of-pocket fees and expenses are approved by WL Ross, such approval not to be unreasonably withheld.

6.	Term of Agreement.
a.	Unless terminated earlier as provided below, this Agreement shall continue in full force and effect until the earlier of a liquidation or dissolution of Holdings, any sale of all of WL Ross’s interest in Holdings or its business or

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any foreclosure by the senior lenders on the assets of WL Ross-Greenbrier Rail I LLC.

b.	This Agreement shall be terminable by Greenbrier Leasing for any or no reason upon ten (10) days prior written notice; provided, that Greenbrier Leasing shall not be permitted to provide notice of termination until the third anniversary following the effective date of this Agreement.

c.	This Agreement shall be terminable by either party at any time by written notice to the other party if such party materially breaches this Agreement and the breach is not cured within 30 days after receipt of written notice from the non-breaching party.

d.	This Agreement shall be terminable by WL Ross upon ten (10) days prior written notice to Greenbrier Leasing following the occurrence of any “Manager Termination Event” under that certain railcar management agreement between Greenbrier Management Services, LLC and WL Ross-Greenbrier Rail I LLC.
7.	Condition Precedent. This Agreement shall be effective as of the date first written above. Notwithstanding the forgoing, while the compensation for services may be earned prior to the License Date (as hereinafter defined), WL Ross’ obligations to pay such compensation to Greenbrier Leasing shall be contingent upon Greenbrier Leasing or its successors and/or assigns possessing the necessary licenses under federal and state law to perform the services described hereunder. “License Date” shall mean the date upon which Greenbrier Leasing, its successors and/or assigns, has obtained the last of any necessary licenses under federal and state law to perform the services described hereunder.

8.	Indemnification. Each party hereto (an “Indemnifying Party”) will indemnify and hold harmless the other party (collectively, an “Indemnified Party”) and such Indemnified Party’s affiliates, shareholders, partners, directors, members, officers, managers, control persons, agents, representatives and employees from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively “Liabilities”), and will reimburse each Indemnified Party for all reasonable fees and expenses, including, but not limited to, reasonable attorneys’ fees (collectively, “Expenses”) as they are reasonably incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Party is a party (collectively, “Actions”), arising out of or in connection with a breach by such Indemnifying Party of this Agreement, except to the extent resulting from such Indemnified Party’s negligence or misconduct in connection with the this Agreement. No Indemnifying Party, nor any of such Indemnified Party’s affiliates, shareholders, partners, directors, members, officers, managers, control persons, agents, representatives and employees shall be liable for special, incidental or consequential damages, or for compensation, reimbursement or damages on account of the loss of present or prospective profits, expenditures, investments or commitments, whether made in the establishment, development or maintenance of business reputation, goodwill or any other reason whatsoever. Each

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Indemnifying Party hereto also agrees to reimburse each Indemnified Party for all Expenses as they are incurred in connection with enforcing such Indemnified Party’s rights under this Agreement. The right to indemnification under this Section shall survive termination of this Agreement.

9.	Survival. Sections 5 (Compensation) and Section 8 (Indemnity) in this Agreement shall remain in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of Greenbrier Leasing or controlling person thereof, or by or on behalf of the Company or its directors or officers and (c) the closing of any Transaction under this Agreement.

10.	Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).

11.	Miscellaneous. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purchaser of interests in a Transaction shall not be a successor or assign under this Agreement. Greenbrier Leasing shall have the right to assign this Agreement or the obligations or rights hereunder to its affiliates or subcontract this Agreement to, or associate with, a registered broker dealer, whether or not an affiliate of Greenbrier Leasing, in each case with prior consent from WL Ross not to be unreasonably withheld. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written agreement duly executed by the parties hereto. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. Facsimile transmission of any signed original of this Agreement, and retransmission of any facsimile transmission, shall be the same as delivery of an original of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GREENBRIER LEASING COMPANY LLC			WLR-GREENBRIER RAIL INC.

By:	/s/ Larry Stanley		By:	/s/ Wendy Teramoto

	Name:	Larry D. Stanley		Name:	Wendy Teramoto
	Its:	Vice President		Its:	Vice President
SIGNATURE PAGE — SYNDICATION AGREEMENT